UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 29, 2008

THE PROCTER & GAMBLE COMPANY

(Exact Name of Registrant as Specified in Charter)

Ohio	1-434	31-0411980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Procter & Gamble Plaza, Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 983-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 29, 2008, The Procter & Gamble Company (“P&G”), an Ohio corporation, issued a news release announcing the commencement of the averaging period and clarifying the conditions for its exchange offer related to the separation of P&G’s coffee business and the previously announced merger of The Folgers Coffee Company (“Folgers”) and The J. M. Smucker Company (“Smucker”), pursuant to which a Smucker subsidiary will merge with and into Folgers, with Folgers surviving as a wholly owned subsidiary of Smucker. A copy of the news release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

In addition, on October 29, 2008, P&G also announced the following information regarding Folgers’ performance in the first quarter of fiscal 2009:

“As previously disclosed, the company plans to separate the Folgers business in the October – December quarter. This business is comprised of P&G’s coffee category, a component of P&G’s Snacks, Coffee and Pet Health reportable segment, as well as the coffee portion of the P&G Professional (PGP) business.

The company provided a brief summary of results for the Folgers business for the July – September quarter. These results represent the business as currently operated as a component of P&G, including PGP, and are not directly comparable to the historical results of Folgers as a stand alone entity as presented in its recently filed registration statement related to the transaction with The J. M. Smucker Company. The differences are primarily related to P&G management reporting conventions and do not have a material impact on the underlying business trends.

Folgers net sales for July-September quarter were up 11 percent to $445 million primarily due to the benefit of pricing actions in prior periods to recover higher green coffee bean costs. Volume increased one percent as gains in retail channels were offset by a decline in PGP volume. Market share was flat period over period.

After tax earnings for the Folgers business for the July-September quarter were $67.4 million, an increase of 10 percent versus the prior year period. Earnings increased behind the benefit of higher unit volume, cost savings, and favorable green coffee bean market conditions. Results for the quarter also included the benefit of $13 million in reduced overhead costs, primarily as the result of reduced current period overhead allocations from P&G in preparation for the planned separation. These benefits were offset by $17 million in insurance proceeds in the base period related to Hurricane Katrina.

Consistent with Folgers pricing policy, Folgers recently announced a list price decrease across the majority of its product offering in response to declining green coffee bean prices.”

ADDITIONAL INFORMATION

Smucker and Folgers have filed registration statements with the U. S. Securities and Exchange Commission (“SEC”) registering the shares of Folgers common stock and Smucker common shares to be issued to P&G shareholders in connection with the Folgers transaction. In connection with the exchange offer for the shares of common stock of Folgers, P&G filed on October 8, 2008 a tender offer statement with the SEC. P&G shareholders are urged to read the prospectus included in the registration statements, the tender offer statement and any other relevant documents, because they contain important information about Smucker, Folgers and the proposed transaction. The prospectus, tender offer statement and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. The documents can also be obtained free of charge from P&G upon written request to The Procter and Gamble Company, Shareholder Services Department, P.O. Box 5572, Cincinnati, Ohio 45201-5572 or by calling (800) 742-6253, or from Smucker upon written request to The J. M. Smucker Company, Shareholder Relations, Strawberry Lane, Orrville, Ohio 44667 or by calling (330) 684-3838

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is being filed with this Current Report on Form 8-K.

Exhibit Number	Description

99.1	News Release by The Procter & Gamble Company dated October 29, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROCTER & GAMBLE COMPANY

By:	/s/ E. J. Wunsch
E. J. Wunsch Assistant Secretary October 29, 2008

Exhibit Index

Exhibit Number	Document

99.1	News Release by The Procter & Gamble Company dated October 29, 2008.

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